                                                                   Exhibit 4.24


                                 THIRD AMENDMENT


                  THIRD AMENDMENT, dated as of March 26, 2002 (this "Amendment"), to the Term Loan Agreement, dated as of June 1, 2000 (as amended, supplemented or otherwise modified from time to time, the "Term Loan Agreement"), among SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to the Term Loan Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor, lead arranger and book manager, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

                  WHEREAS, the Borrower has requested that the Lenders amend, and the Lenders have agreed to amend, certain of the provisions of the Term Loan Agreement, upon the terms and subject to the conditions set forth below;

                  NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                  Section 1. Definitions. Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

                  Section 2. Amendments to Section 1.1 (Defined Terms).

                  (a) Section 1.1 of the Term Loan Agreement is hereby amended by deleting therefrom the definitions of "Adjusted Pre-Sac Cash Flow", "Pre-Sac Cash Flow", "Subscriber Acquisition Cost Per Subscriber", "Subscriber Acquisition Costs" and "Subscribers" in their respective entireties and substituting in lieu thereof the following definitions in the appropriate alphabetical order:

                  "Adjusted Pre-SAC Cash Flow": for any period, (a) Pre-SAC Cash Flow for such period less (b) the product of (i) the number of Subscribers that canceled their subscriptions or failed to renew their existing subscriptions during such period multiplied by (ii) the Adjusted Subscriber Acquisition Cost Per Subscriber for such period.

                  "Pre-SAC Cash Flow": for any period, the sum of (a) Consolidated EBITDA for such period plus, without duplication and to the extent deducted in determining Consolidated EBITDA, (b) Subscriber Acquisition Costs for such period.

                  "Subscriber Acquisition Costs": for any period, the aggregate costs incurred by the Borrower and its Subsidiaries for the generation of Subscribers during such period consisting of sales commissions, rebates on equipment (including chipsets), and equipment subsidies, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, it is understood and agreed that "Subscriber Acquisition Costs" shall exclude the aggregate amount of marketing and selling expenses (including, without limitation, advertising and promotional expenses, revenue sharing and residual payments and expenses) incurred by the Borrower and its Subsidiaries for the generation of Subscribers during such period.

                  "Subscribers": subscribers for the satellite radio services provided by the Borrower and its Subsidiaries (a) from whom the Borrower or its Subsidiaries, or any agent or designee of the Borrower or its Subsidiaries, has received at least one payment for radio service (including, for purposes of this definition, payments for radio service received from automotive manufacturers or dealers) or with respect to whom the Borrower has recognized revenue in accordance with GAAP in respect of a commitment to subscribe for radio service, (b) whose account balance is not more than 60 days past due, measured from the invoice due date thereof, without giving effect to any extensions thereof, and (c) who have not canceled their subscription or failed to renew their existing subscription.

                  (b) Section 1.1 of the Term Loan Agreement is hereby further amended by adding thereto the following definitions in the appropriate alphabetical order:

                  "Adjusted Subscriber Acquisition Cost Per Subscriber": for any period, a fraction the numerator of which is the Adjusted Subscriber Acquisition Costs for such period and the denominator of which is the gross number of Subscribers added during such period.

                  "Adjusted Subscriber Acquisition Costs": for any period, the Subscriber Acquisition Costs for such period plus or minus, as applicable, such amount as is necessary to reflect any timing differences between the period in which such Subscriber Acquisition Costs were incurred and the period in which the Subscribers were generated, with such adjustments to be made on a quarterly basis by the Borrower's chief financial officer and subject to the Administrative Agent's reasonable satisfaction with such adjustments.

                  "Subscriber Revenue": for any period, the consolidated gross revenues of the Borrower received during such period from Subscribers in respect of their subscriptions for satellite radio service (other than any such gross revenues arising from subscriber activation fees), determined on a consolidated basis in accordance with GAAP.

                  Section 3. Amendment to Section 2.4 (Repayment of Loans).
Section 2.4 of the Term Loan Agreement is hereby amended in its entirety to read as follows:

                  2.4 Repayment of Loans. The Loans of each Lender shall mature in consecutive quarterly installments, commencing on June 30, 2002, each of which shall be in an amount equal to such Lender's Loan Percentage multiplied by the amount set forth below opposite such installment:


     Installment                                Principal Amount
     -----------                                -----------------
     June 30, 2002                                    $7,500,000
     September 30, 2002                                7,500,000
     December 31, 2002                                 7,500,000
     March 31, 2003                                    7,500,000
     June 30, 2003                                    11,500,000
     September 30, 2003                                        0
     December 31, 2003                                         0
     March 31, 2004                                    3,375,000
     June 30, 2004                                     3,375,000
     September 30, 2004                                3,375,000
     December 31, 2004                                 3,375,000
     March 31, 2005                                   23,750,000
     June 30, 2005                                    23,750,000
     September 30, 2005                               23,750,000
     Maturity Date                                   23,750,000;

          provided that the failure of the Borrower to pay any of the foregoing quarterly installments due through and including June 30, 2003 shall not constitute an Event of Default unless such failure shall have continued for 90 days after such payment is scheduled to be made.

                  Section 4. Amendment to Section 5.1(a) (Financial Statements).
Section 5.1(a) of the Term Loan Agreement is hereby amended by deleting therefrom the dates "December 31, 2000 and December 31, 2001" and substituting in lieu thereof the dates "December 31, 2001, December 31, 2002 and December 31, 2003".

                  Section 5. Amendment to Section 6.1 (Financial Condition Covenants). Paragraphs (a), (b) and (c) of Section 6.1 of the Term Loan Agreement are hereby amended in their respective entireties to read as follows:

                  (a) Minimum Subscriber Revenue. Permit the amount of Subscriber Revenue, for any quarterly period ending with any fiscal quarter set forth below, to be less than the number set forth below opposite such fiscal quarter:


                  Fiscal Quarter                          Subscriber Revenue
                  --------------                          ------------------
                  FQ1 2003                                   $ 2,300,000
                  FQ2 2003                                     4,400,000
                  FQ3 2003                                     7,500,000
                  FQ4 2003                                    10,400,000
                  FQ1 2004                                    15,000,000
                  FQ2 2004                                    21,600,000
                  FQ3 2004                                    29,100,000


                  Fiscal Quarter                          Subscriber Revenue
                  --------------                          ------------------
                  FQ4 2004                                    36,600,000
                  FQ1 2005                                    44,700,000
                  FQ2 2005                                    54,500,000
                  FQ3 2005                                    64,800,000

(b) Minimum Pre-SAC Cash Flow. Permit Pre-SAC Cash Flow, for any quarterly period ending with any fiscal quarter set forth below, to be less than the amount set forth below opposite such fiscal quarter:


                  Fiscal Quarter                               Pre-SAC Cash Flow
                  --------------                               -----------------
                  FQ1 2003                                       $(65,000,000)
                  FQ2 2003                                        (62,000,000)
                  FQ3 2003                                        (57,500,000)
                  FQ4 2003                                        (57,500,000)
                  FQ1 2004                                        (50,000,000)
                  FQ2 2004                                        (45,000,000)
                  FQ3 2004                                        (41,000,000)
                  FQ4 2004                                        (34,000,000)
                  FQ1 2005                                        (28,000,000)
                  FQ2 2005                                        (20,000,000)
                  FQ3 2005                                       (14,000,000);


          provided that failure to satisfy the minimum Pre-SAC Cash Flow levels for any of the foregoing fiscal quarters of the Borrower shall not constitute an Event of Default if the Pre-Sac Cash Flow for the next consecutive fiscal quarter is at least equal to the sum of the amount set forth above opposite such fiscal quarter plus the amount of the deficiency in the immediately preceding fiscal quarter (it being understood and agreed that, (i) during the period commencing with the first day of the quarterly period for which the Borrower failed to satisfy the minimum Pre-Sac Cash Flow level and ending on the earlier of (A) the date of delivery to the Administrative Agent of the financial statements for the next succeeding fiscal quarter of the Borrower and (B) the date on which the financial statements for the next succeeding fiscal quarter of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.1, the Lenders shall be deemed to have waived any Event of Default arising under Section 7(c)(i) from such failure and (ii) the provisions of this proviso shall not apply in the event of a failure by the Borrower to satisfy the minimum Pre-SAC Cash Flow level for the fiscal quarter immediately succeeding the fiscal quarter in which there was such a failure and, accordingly, the Borrower shall not be entitled to any waiver of the related Event of Default for two or more consecutive fiscal quarters of the Borrower).

                  (c) Minimum Adjusted Pre-SAC Cash Flow. Permit Adjusted Pre-SAC Cash Flow, for any quarterly period ending with any fiscal quarter set forth below, to be less than the amount set forth below opposite such fiscal quarter:


                  Fiscal Quarter                         Adjusted Pre-SAC Cash Flow
                  --------------                         --------------------------
                  FQ3 2003                                   $(58,400,000)
                  FQ4 2003                                    (58,500,000)
                  FQ1 2004                                    (51,500,000)
                  FQ2 2004                                    (46,900,000)
                  FQ3 2004                                    (42,900,000)
                  FQ4 2004                                    (35,900,000)
                  FQ1 2005                                    (30,300,000)
                  FQ2 2005                                    (22,700,000)
                  FQ3 2005                                   (16,700,000);

          provided that (i) failure to satisfy the minimum Adjusted Pre-SAC Cash Flow levels with respect to the third or fourth fiscal quarter of the Borrower's fiscal year 2003 shall not constitute an Event of Default but, at all times during the continuance of such failure, the Applicable Margins for the Loans shall be increased by 50 basis points and (ii) failure to satisfy the minimum Adjusted Pre-SAC Cash Flow levels for any of the foregoing fiscal quarters of the Borrower (other than the third and fourth fiscal quarters of the Borrower's fiscal year 2003) shall not constitute an Event of Default if the Adjusted Pre-Sac Cash Flow for the next consecutive fiscal quarter is at least equal to the sum of the amount set forth above opposite such fiscal quarter plus the amount of the deficiency in the immediately preceding fiscal quarter (it being understood and agreed that, (A) during the period commencing with the first day of the quarterly period for which the Borrower failed to satisfy the minimum Adjusted Pre-Sac Cash Flow level and ending on the earlier of (x) the date of delivery to the Administrative Agent of the financial statements for the next succeeding fiscal quarter of the Borrower and (y) the date on which the financial statements for the next succeeding fiscal quarter of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.1, the Lenders shall be deemed to have waived any Event of Default arising under Section 7(c)(i) from such failure and (B) the provisions of this clause (ii) shall not apply in the event of a failure by the Borrower to satisfy the minimum Adjusted Pre-SAC Cash Flow level for the fiscal quarter immediately succeeding the fiscal quarter in which there was such a failure and, accordingly, the Borrower shall not be entitled to any waiver of the related Event of Default for two or more consecutive fiscal quarters of the Borrower).

                  Section 6. Amendment to Section 6.2(c) (Limitation on Indebtedness). Section 6.2(c) of the Term Loan Agreement is hereby amended by deleting therefrom the number "$500,000" and substituting in lieu thereof the number "$25,000,000".

                  Section 7. Amendment to Section 6.8(a) (Limitation on Optional Payments and Modifications of Debt Instruments, etc.). Section 6.8(a) of the Term Loan Agreement is hereby amended by (a) deleting the "and" at the end of clause (i) thereof and (b) deleting clause (ii) thereof in its entirety and substituting in lieu thereof the following:

          (ii) so long as no Default or Event of Default is continuing or would result therefrom, any exchange, prepayment, redemption, repurchase or other acquisition of the Senior Discount Notes, the Senior Notes and/or any Indebtedness outstanding under the Deferral

          Credit Agreement (as such agreement is in effect on March 26, 2002) between the Borrower and Space Systems/Loral, Inc. made with (1) cash,
          (2) the proceeds of the issuance by the Borrower of its Capital Stock (other than Disqualified Stock) or in exchange for its Capital Stock (other than Disqualified Stock), (3) Refinancing Indebtedness that satisfies the requirements of clause (i) above, (4) Subordinated Debt of the Borrower, which may or may not be convertible into the Borrower's common stock or (5) any combination of the consideration described in clauses (1) through (4) above and (iii) so long as no Default or Event of Default is continuing or would result therefrom, any exchange, prepayment, redemption, repurchase or other acquisition of the Borrower's 8-3/4% Convertible Subordinated Notes due 2009 that are outstanding on March 26, 2002 made with the proceeds of the issuance after March 26, 2002 by the Borrower of its Capital Stock (other than Disqualified Stock) or in exchange for its Capital Stock (other than Disqualified Stock); provided that no exchange, prepayment, redemption, repurchase or other acquisition of such Indebtedness shall be permitted by the foregoing clause (ii) or (iii) at any time the Borrower has not made all principal payments then required by Section 2.4, without giving effect to the proviso thereto.

                  Section 8. Waiver. The Lenders hereby waive any Events of Default arising under Section 7(c)(i) of the Term Loan Agreement as a result of any exchange of Senior Discount Notes and Senior Notes made by the Borrower prior to the date hereof for the issuance by the Borrower of shares of its common stock in violation of Section 6.8 of the Term Loan Agreement.

                  Section 9. Representations; No Default. On and as of the date hereof, and after giving effect to this Amendment, the Borrower (a) certifies that no Default or Event of Default has occurred or is continuing, and (b) confirms, reaffirms and restates that the representations and warranties set forth in Section 3 of the Term Loan Agreement are true and correct in all material respects, except for such representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

                  Section 10. Conditions to Effectiveness. This Amendment shall become effective on and as of the date (the "Amendment Effective Date") of satisfaction of the following conditions precedent:

                  (a) The Administrative Agent shall have received (i) an executed counterpart of this Amendment, duly executed and delivered by a duly authorized officer of the Borrower, (ii) executed Lender Consent Letters (or facsimile transmissions thereof), substantially in the form of Exhibit A hereto ("Lender Consent Letters"), from the Required Lenders, (iii) an executed certificate of an officer of the Borrower in form reasonably satisfactory to the Administrative Agent as to the matters set forth in Section 9 of this Amendment and as to such other customary matters as the Administrative Agent may reasonably request and (iv) the legal opinions of general counsel to the Borrower and of Paul, Weiss, Rifkind, Wharton & Garrison, as special counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably require.

                  (b) The Borrower and the Administrative Agent shall have duly executed and delivered a letter agreement, in form and substance satisfactory to the Administrative Agent, as to amendments to (i) the Amended and Restated Warrant Agreement, dated as of December 27, 2000 (the "Warrant Agreement"), between the Borrower and United States Trust Company of New York, as warrant agent and escrow agent, and (ii) the warrants issued under the Warrant Agreement (the "Warrants"), in each case pursuant to which (A) the exercise price of the Warrants shall be decreased to $15.00 per share, subject to adjustments to such price as provided in the Warrant Agreement, and (B) the Borrower shall agree to post-effectively amend the registration statement relating to the Warrants to reflect such decrease in the exercise price and to cover such other matters as the Administrative Agent shall reasonably require.

                  Section 11. Reference to and Effect on the Loan Documents. On and after the Amendment Effective Date, each reference in the Term Loan Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Term Loan Agreement, and each reference in the other Loan Documents to "the Term Loan Agreement", "thereunder", "thereof" or words of like import referring to the Term Loan Agreement, shall mean and be a reference to the Term Loan Agreement as amended hereby. Except as expressly amended herein, the Term Loan Agreement shall continue to be, and shall remain, in full force and effect in accordance with the terms thereof and is hereby in all respects ratified and confirmed. This Amendment shall not, except as expressly provided herein, be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Term Loan Agreement or any other Loan Document or to prejudice any other right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Term Loan Agreement or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

                  Section 12. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for the reasonable fees and disbursements of its counsel.

                  Section 13. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by the parties hereto shall be lodged with the Borrower and the Administrative Agent.

                  Section 14. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

                                    SIRIUS SATELLITE RADIO INC.


                                    By: /s/ John J. Scelfo
                                        ---------------------------------------
                                            John J. Scelfo
                                            Executive Vice President and
                                            Chief Financial Officer


                                    LEHMAN COMMERCIAL PAPER INC.,
                                      as Syndication Agent and as
                                      Administrative Agent


                                    By: /s/ James P. Seery, Jr.
                                        ---------------------------------------
                                            Authorized Signatory

                                                                      EXHIBIT A


                              LENDER CONSENT LETTER

                           SIRIUS SATELLITE RADIO INC.
                               TERM LOAN AGREEMENT
                            DATED AS OF JUNE 1, 2000


To:      Lehman Commercial Paper Inc.,
            as Syndication Agent and
            as Administrative Agent
         745 Seventh Avenue
         New York, New York  10019


Ladies and Gentlemen:

                  Reference is made to the Term Loan Agreement, dated as of June 1, 2000 (as amended, supplemented or otherwise modified from time to time, the "Term Loan Agreement"), among Sirius Satellite Radio Inc., a Delaware corporation (the "Borrower"), the Lenders parties thereto, Lehman Brothers Inc., as Arranger, and Lehman Commercial Paper Inc., as Syndication Agent and as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein and defined in the Term Loan Agreement are used herein as therein defined.

                  The Borrower has requested that the Lenders consent to amend the Term Loan Agreement on the terms described in the Amendment to which a form of this Lender Consent Letter is attached as Exhibit A (the "Amendment").

                  Pursuant to Section 9.1 of the Term Loan Agreement, the undersigned Lender hereby (i) represents that, as of the date of this Lender Consent, it is the only Lender party to the Term Loan Agreement and (ii) consents to the execution by the Agents of the Amendment.

                                    Very truly yours,


                                    LEHMAN COMMERCIAL PAPER INC.



                                    By: /s/ James P. Seery, Jr.
                                        --------------------------------------
                                        Name: James P. Seery, Jr.
                                        Title: Authorized Signatory


Dated as of March 26, 2002